UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2007

MasterCard Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32877	13-4172551
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street

Purchase, New York 10577

(Address of Principal Executive Offices and Zip Code)

(914) 249-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2007, MasterCard Incorporated (the “Company”) announced that it had appointed Martina Hund-Mejean as Chief Financial Officer of the Company and of MasterCard International Incorporated (“MasterCard International”), effective November 15, 2007 (the “Effective Date”).

Ms. Hund-Mejean, age 47, served as Senior Vice President and Corporate Treasurer of Tyco International Ltd. from December 2002 to November 14, 2007. From 2000 to 2002, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Lucent Technologies Inc., now known as Alcatel-Lucent. From 1998 to 2000, Ms. Hund-Mejean served as Assistant Treasurer of General Motors Corporation and, from 1988 to 1998, she served in a variety of financial positions for General Motors and its subsidiaries. From 1985 to 1986, she served as a Credit Analyst in the Treasury Department of Dow Chemical Deutschland GmbH.

The Company and Ms. Hund-Mejean executed an employment offer letter dated October 11, 2007 (the “Offer Letter”). Pursuant to the Offer Letter, Ms. Hund-Mejean:

•	serves as Chief Financial Officer of the Company effective as of the Effective Date, and is employed at will by the Company;

•	receives an annual base salary of $500,000 per year;

•

receives a lump sum cash sign-on award of $1,225,000 payable within 60 days of the Effective Date, which is subject to repayment by Ms. Hund-Mejean within 30 days of her termination of employment, if her employment ends as a result of a voluntary resignation or termination for Cause (as defined in the Offer Letter) within 18 months of commencing employment;

•	is eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) and will receive, in the first quarter of 2008, a grant for the 2008 cycle of $1,000,000 under the LTIP;

•

subject to approval by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”), receives a one-time restricted stock unit grant with a fair market value of $3,000,000 on the grant date pursuant to the LTIP, which will vest after three years if Ms. Hund-Mejean remains employed by the Company on such date;

•

subject to approval by the Compensation Committee, receives a stock option grant of 10,000 shares of the Company’s Class A common stock pursuant to the LTIP, which will vest ratably over a four-year period; and

•	is eligible to participate in the Company’s Senior Executive Annual Incentive Compensation Plan as of January 1, 2008.

If Ms. Hund-Mejean, within the first twelve months of her employment, is terminated without Cause (as defined in the Offer Letter) or terminates her employment for Good Reason (as defined in the Offer Letter), then she will receive severance in accordance with the terms of the MasterCard International Incorporated Severance Plan in effect at the time of such termination, or she will receive two years’ base pay plus two years’ target bonus, whichever is greater. She will receive severance and bonus as described in the previous sentence if she is terminated without Cause or she terminates for Good Reason and such termination occurs either six months prior to or two years after a Change in Control (as defined in the Offer Letter). After the first twelve months of her employment, if Ms. Hund-Mejean is terminated without Cause or she terminates for Good Reason, she will receive the greater of: (i) two years base pay plus target bonus prorated for her service in the year of termination or (ii) an amount specified in an employment agreement to be provided to her within the first twelve months of her employment. The severance payments would be subject to Ms. Hund-Mejean’s execution of an agreement and release which includes a non-compete agreement.

Item 8.01	Other Events.

On November 5, 2007, simultaneous with the appointment of Ms. Hund-Mejean, the Company also announced an organizational realignment. A copy of the press release announcing the appointment of Ms. Hund-Mejean and the organizational realignment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on November 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2007	MASTERCARD INCORPORATED

	By:	/s/ Noah J. Hanft
Noah J. Hanft
General Counsel and Secretary

EXHIBIT INDEX

99.1	Press Release issued by the Company on November 5, 2007.